Exhibit (d)(2)

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated July 28, 2009, is entered into among United States Surgical Corporation (“Parent”), a Delaware corporation and wholly-owned, indirect subsidiary of Covidien plc, an Irish company, Covidien Delaware Corp. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and             , (“Stockholder”), with respect to (i) the shares of common stock, par value $0.0001 per share (the “Shares”) of Power Medical Interventions, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares (excluding, however, unexercised Company Options), and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner, member or affiliate under common control of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2 No Solicitation. Between the date hereof and the Termination Date, except as otherwise permitted by Section 5.2 of the Merger Agreement, Stockholder shall not, and shall not authorize or permit any director, officer, agent, representative, employee, affiliate, advisor, attorney or accountant of Stockholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action, in its capacity as a stockholder of the Company, that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by the Stockholder.

1.4 Grant of Proxy; Voting Agreement.

(a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby grants Parent until the Termination Date (as defined in Section 6.1) a limited irrevocable proxy to vote the Securities for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), for the adoption and approval of the Merger Agreement and the Merger. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual or special meeting or action or the execution of any consent of the stockholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in Section 1.4 at any annual or special meeting or action of the stockholders of the Company, in lieu of a meeting or otherwise.

(c) This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the

Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Tender of Securities. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender to Sub in the Offer all Securities (i) then beneficially owned as soon as is reasonably practicable following the commencement of the Offer, and in any event not later than ten (10) business days following the commencement of the Offer, and (ii) subsequently acquired as soon as is reasonably practicable following such acquisition, and in any event not later than ten (10) business days following such acquisition; provided, however, that Stockholder shall have no duty or obligation to exercise any unexercised Company Options or tender any Securities into the Offer if such action would cause Stockholder to incur liability under Section 16(b) of the Exchange Act; and provided further that Stockholder may withdraw any Shares so tendered at any time following the termination or expiration of the Offer or this Agreement, and Parent and Sub shall, or shall cause the Rights Agent, to promptly return to Stockholder all Shares so tendered.

1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to Stockholder’s Securities with a price per share equal to the Offer Price. Parent may exercise the Option in whole, but not in part, if, but only if, (i) Sub has acquired Shares pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer any Shares or shall have withdrawn the tender of any Shares into the Offer in breach of this Agreement. Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Stockholder’s Securities pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Stockholder’s Securities, such Stockholder shall deliver, or cause to be delivered, to the Sub certificates representing Securities duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Encumbrances.

(d) Parent, Sub or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to a holder of Securities such amounts as are required to be withheld under the Code, or any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Securities in respect of which such deduction and withholding was made.

1.7 Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Section 1.7 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8 Disclosure. Stockholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the American Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or any national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases Shares pursuant to the Offer, that:

2.1 Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under (i) this agreement or the transactions contemplated hereby, (ii) applicable Laws, (iii) the Company’s governance documents or (iv) any Registration Rights Agreement between the Company and Stockholder (collectively, “Liens”). At the time Sub purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity). If the Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity).

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or any Law binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on the Stockholder’s ability to vote or dispose of any of the Securities. The Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5 No Setoff. The Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Stockholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Stockholder, as of the date hereof that:

3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity).

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Sub’s ability to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties. The respective representations and warranties of Stockholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

5. Specific Performance. Stockholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Stockholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date (as defined in the Merger Agreement), (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”).

6.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Securities, and not in Stockholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any Representative of the Stockholder, as applicable, serving on the

Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company, any Company Subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee or fiduciary.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President—Chief Mergers & Acquisitions Counsel

Telephone: (508) 261-8044

Facsimile: (508) 261-8544

Email: matthew.nicolella@covidien.com

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: Paul M. Kinsella

Email: paul.kinsella@ropesgray.com

Telephone: (617) 951-7921

Facsimile: (617) 235-0288

(b)	If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES SURGICAL CORPORATION

By:
Name:
Title:

COVIDIEN DELAWARE CORP.

By:
Name:
Title:

STOCKHOLDER:

Name:

SCHEDULE I TO

THE TENDER AND VOTING AGREEMENT

1.	Securities held by Stockholder:

Stockholder	Shares	Restricted stock	Options to Purchase Shares

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to: